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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:       Cortina Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):
            330 East Kilbourn Avenue
            Suite 850
            Milwaukee, WI  53202

Telephone Number (including area code):     (866) 263-1252

Name and address of agent for service of process: Lori Hoch, Esq., Cortina Asset Management, LLC, 330 East Kilbourn Avenue, Suite 850, Milwaukee, WI 53202, with copies to Alan Goldberg, Bell, Boyd & Lloyd LLC, Three First National Plaza, Suite 3300, Chicago, Illinois 60602

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[X] Yes   [_] No

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Milwaukee, WI on May 7, 2004.

                                                Cortina Funds, Inc.

                                                By:  /s/ Lori K. Hoch
                                                     -----------------------
                                                     Lori K. Hoch
                                                     Sole Initial Director

Attest: /s/ Joseph A. Frohna
        ----------------------------
        Joseph A. Frohna
        Chief Executive Officer